                                                                   EXHIBIT 10.27











                             DISTRIBUTION AGREEMENT


                                     BETWEEN


             FSI INTERNATIONAL, INC'S. SURFACE CONDITIONING DIVISION


                                       AND


                             METRON TECHNOLOGY B.V.

                                TABLE OF CONTENTS
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
ARTICLE 1:       GENERAL CONDITIONS

                 SECTION 1.1           APPOINTMENTS AND ACCEPTANCE                                           4
                 SECTION 1.2           DISTRIBUTOR NOT AGENT                                                 4
                 SECTION 1.3           PRODUCT REGISTRATION                                                  4
                 SECTION 1.4           TERM                                                                  5
                 SECTION 1.5           CUSTOMER SALES                                                        5
                 SECTION 1.6           COMPANY DISCOUNTS                                                     5

ARTICLE 2:       RESPONSIBILITIES AND OBLIGATIONS OF DISTRIBUTOR

                 SECTION 2.1           BEST EFFORTS                                                          5
                 SECTION 2.2           TERMS OF SALE                                                         5
                 SECTION 2.3           SPARE PARTS INVENTORY                                                 5
                 SECTION 2.4           NO SUB-DISTRIBUTION                                                   6
                 SECTION 2.5           DISTRIBUTION FUNCTIONS                                                6
                 SECTION 2.6           GLOBALIZATION                                                         7
                 SECTION 2.7           APPLICATIONS/PROCESS SUPPORT                                          7
                 SECTION 2.8           SALES AND MARKETING PERSONNEL                                         7
                 SECTION 2.9           SERVICE PERSONNEL                                                     8
                 SECTION 2.10          CONSIDERATION                                                         8
                 SECTION 2.11          BUSINESS PLAN                                                         8
                 SECTION 2.12          PERIODIC PERFORMANCE REVIEWS                                          9
                 SECTION 2.13          FINANCIAL DATA                                                        9
                 SECTION 2.14          BOOKS AND RECORDS                                                     9
                 SECTION 2.15          EXPORT SALES                                                          9
                 SECTION 2.16          COMPETITION                                                           9
                 SECTION 2.17          INDEMNIFICATION                                                       10
                 SECTION 2.18          LIMITATION OF PRODUCT WARRANTY:  WARRANTY                             10
                 SECTION 2.19          INSURANCE                                                             10
                 SECTION 2.20          INSTALLATION OBLIGATIONS                                              10
                 SECTION 2.21          NEW PRODUCT INTRODUCTION INSTALLATION OBLIGATIONS                     11
                 SECTION 2.22          METRICS                                                               11

ARTICLE 3:       OBLIGATION TO MAINTAIN INTEGRITY OF COMPANY TRADEMARKS, SERVICE MARKS AND BRAND NAMES

                 SECTION 3.1           OWNERSHIP OF TRADEMARKS, PATENTS, AND COPYRIGHTS                      11
                 SECTION 3.2           PROMINENCE OF TRADEMARKS                                              11
                 SECTION 3.3           COMPLIANCE WITH LAWS                                                  12
                 SECTION 3.4           NOTIFICATION OF VIOLATIONS                                            12
                 SECTION 3.5           ASSISTANCE IN THE PROTECTION OF THE TRADEMARKS, PATENTS, AND          12
                                       COPYRIGHTS
                 SECTION 3.6           LIMITATION ON DISTRIBUTOR RIGHTS                                      12
                 SECTION 3.7           LICENSE AGREEMENTS                                                    12

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
ARTICLE 4:       RESPONSIBILITIES AND OBLIGATIONS OF COMPANY

                 SECTION 4.1           CONSIDERATION OF ORDERS                                               12
                 SECTION 4.2           SALE BY COMPANY                                                       13
                 SECTION 4.3           SHIPMENT OF PRODUCTS AND RETURNED MATERIALS                           13
                 SECTION 4.4           TECHNICAL AND SALES ASSISTANCE                                        13
                 SECTION 4.5           STOCK OBSOLESCENCE                                                    14
                 SECTION 4.6           NEW PRODUCT INTRODUCTION                                              14
                 SECTION 4.7           NEWLY ACQUIRED PRODUCTS                                               15
                 SECTION 4.8           NEW PRODUCT INSTALLATION                                              15
                 SECTION 4.9           PRODUCT PERFORMANCE                                                   15

ARTICLE 5:       TERMS AND TERMINATION

                 SECTION 5.1           TERMINATION:  RENEWAL                                                 15
                 SECTION 5.2           ORDERS                                                                15
                 SECTION 5.3           DEFAULT:  FAILURE TO CURE                                             15
                 SECTION 5.4           DEFAULT:  INSOLVENCY                                                  16
                 SECTION 5.5           WAIVER:  REPURCHASE OF INVENTORY                                      16
                 SECTION 5.6           TERMS APPLYING AFTER TERMINATION                                      16

ARTICLE 6:       MISCELLANEOUS

                 SECTION 6.1           CONFIDENTIAL DATA AND INFORMATION                                     16
                 SECTION 6.2           FINANCIAL CONDITION                                                   17
                 SECTION 6.3           AFFILIATES OF COMPANY                                                 17
                 SECTION 6.4           MAINTENANCE OF RECORDS                                                17
                 SECTION 6.5           IRREPARABLE HARM                                                      17
                 SECTION 6.6           COMPLIANCE WITH GOVERNMENTAL REGULATIONS                              17
                 SECTION 6.7           FORCE MAJEURE                                                         18
                 SECTION 6.8           NON-ASSIGNABILITY BY DISTRIBUTOR                                      18
                 SECTION 6.9           NOTICE                                                                18
                 SECTION 6.10          CONSTRUCTION OF AGREEMENT                                             18
                 SECTION 6.11          COMPLIANCE WITH LAWS AND REGULATIONS                                  19
                 SECTION 6.12          EXECUTION                                                             19
                 SECTION 6.13          ALTERNATIVE DISPUTE RESOLUTION                                        19
                 SECTION 6.14          GOVERNING LAW                                                         20
                 SECTION 6.15          WAIVER OF BREACH                                                      20
                 SECTION 6.16          BENEFIT                                                               20
                 SECTION 6.17          NO OTHER AGREEMENTS                                                   20
                 SECTION 6.18          AMENDMENTS                                                            20
                 SECTION 6.19          SEVERABILITY                                                          20
                 SECTION 6.20          SOLICITATION OF EMPLOYEES                                             20
                 SECTION 6.21          COMPETING PRINCIPAL                                                   20
                 SECTION 6.22          RESALE OF EQUIPMENT                                                   20
                 SECTION 6.23          SIGNATURES                                                            20

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
EXHIBITS:

EXHIBIT A        PRODUCTS, PRICING, DISCOUNTS AND COMMISSION

                 PART I                         PRODUCTS, PRICING, DISCOUNTS AND                             22
                                                COMMISSIONS
                 PART II                        TERMS OF SALE                                                28


EXHIBIT B        TERRITORY, EXCLUDED CUSTOMERS AND BRANCHES

                 PART I                         GEOGRAPHIC TERRITORY                                         36
                 PART II                        EXCLUDED TERRITORIES OR CUSTOMERS                            37

EXHIBIT C        DISTRIBUTOR AND COMPANY RESPONSIBILITIES

                 PART I                         DISTRIBUTOR'S RESPONSIBILITIES                               38
                 PART II                        COMPANY'S RESPONSIBILITIES                                   39

EXHIBIT D        SPARE PARTS POLICY                                                                          40

EXHIBIT E        FORM OF CONFIDENTIALITY AGREEMENT                                                           42

EXHIBIT F        SURFACE CONDITIONING DIVISION GLOBAL WARRANTY                                               44


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


         FSI SURFACE CONDITIONING DIVISION/METRON DISTRIBUTION AGREEMENT


         THIS AGREEMENT is amended and restated effective July 10, 2000 (the "Effective Date"), by and between FSI INTERNATIONAL, INC.'s ("FSI") Surface Conditioning Division ("Company") organized and existing under the laws of the State of Minnesota, United States of America, and METRON TECHNOLOGY B.V., organized and existing under the laws of The Netherlands ("Distributor").

         WHEREAS, Company designs, manufactures and sells surface conditioning and cleaning products for use in the microelectronics industry and wishes to expand its market for the Products (as defined below) in the Territory (as defined below);

         WHEREAS, Distributor distributes and sells products in the microelectronics industry and desires to serve as Company's distributor of the Products in the Territory upon the terms and conditions set forth herein; and

         WHEREAS, Distributor and FSI entered into a Distribution Agreement effective as of March 31, 1998;

         WHEREAS, the March 31, 1998 Distribution Agreement covered all three of FSI's Divisions and since that time FSI has sold one of its three Divisions;

         WHEREAS, FSI and Distributor wish to enter into a separate distribution agreement with respect to FSI's Surface Conditioning Division; and

         WHEREAS, FSI and Distributor also wish to modify the Distribution Agreement to include the products of FSI's subsidiary SCD Mountain View, Inc.

         NOW, THEREFORE, FSI and Distributor hereby agree as follows:

                              1. GENERAL CONDITIONS

         1.1 APPOINTMENT AND ACCEPTANCE. Subject to terms and conditions contained in this Agreement, Company hereby hires and appoints, and Distributor hereby undertakes and accepts, an appointment as the Distributor of those of the FSI's Surface Conditioning Division products described in Exhibit A ("Products") and spare parts related thereto (described below) ("Spare Parts") (collectively "Equipment") for the geographic territory described or defined in Exhibit B,
Part I ("Territory") for the period commencing on the date set forth above (the "Effective Date") for the term set forth in Section 1.4 hereof. Distributor agrees to sell Equipment to all customers within the Territory ("Customers"), except for those customers, Equipment or geographic areas specifically excluded in Exhibit B, Part II.

         1.2 DISTRIBUTOR IS NOT THE COMPANY'S AGENT. Distributor is not an agent, servant, employee, co-partner, or joint venture of or for Company for any purpose whatsoever. Distributor shall not have any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of Company, or to bind Company in any manner or way whatsoever. Distributor shall perform its duties and obligations under this Agreement as an independent contractor.

         1.3 PRODUCT REGISTRATION. If required by local law, registration of Products shall be in the name of the Company whenever possible. Within thirty
(30) days of the date of this

Agreement, any registration documents required under local law shall be provided to Company by Distributor. A copy of registration documents are to be provided to the Company within ten (10) days of receiving registration by Distributor if the registration is granted after the effective date of this Agreement. If this Agreement is terminated, then said registrations belong solely to Company and Distributor shall execute any assignments, modifications or changes necessary to immediately transfer such registration(s) to Company.

         1.4 TERM AND SCOPE. This Agreement shall take effect as of the Effective Date and shall continue until November 19, 2001 (the "Initial Term"), unless sooner terminated as provided in Article 5. With respect to the Products listed in Exhibit A, this Agreement shall as of the Effective Date replace the terms of the Distribution Agreement of March 31, 1998 as to those same Products.

         1.5 CUSTOMER SALES. Except to the extent prohibited by applicable law, Distributor shall not discount prices to global customers (i.e., those with multi-geographic locations or influence including existing or future joint ventures) below Company's U.S. list (exclusive of any applicable Company discounts to such customers) without Company's prior knowledge and consent. Company shall consult with Distributor on any discount in excess of five percent (5%) off of U.S. list in Distributor's territory. Distributor shall consult with Company with respect to additional discounts it provides to its customers or offers to potential customers. Sales proposals to potential customers will be consistent with the format approved by the Company.

         1.6 CUSTOMER DISCOUNTS. Customer discounts on equipment shall be shared between Company and Distributor as described in Exhibit A, unless agreed otherwise in writing by authorized representatives of Company and Distributor. Discounts on spares are as provided in Exhibit D.

             2. RESPONSIBILITIES AND OBLIGATIONS OF DISTRIBUTOR

         2.1 BEST EFFORTS. Distributor shall exercise its best efforts to sell Equipment in the Territory to the reasonable satisfaction of Company, and in connection therewith, Distributor shall carry out all of its responsibilities and obligations set forth in Article 2.

         2.2 TERMS OF SALE. Distributor shall purchase Products and Spare Parts in accordance with Company's current prices, terms, and conditions of sale as established by Company as of the date of sale and as set forth in Exhibit A. No terms proposed by Distributor in a Purchase Order or otherwise that are different from or in addition to the terms of this Agreement shall apply to any purchase hereunder unless expressly agreed to in writing by an authorized representative of the Company. Company may, in its absolute discretion, change the prices, terms and conditions of sale, other than Distributor discounts or commissions, upon sixty (60) days prior written notice to Distributor; provided, however, that Company will hold prices on firm quotes for Products (but not Spare Parts) issued in writing by Distributor to a Customer prior to the notice of the price increase where the delivery date is within one hundred-eighty (180) days of the effective date of such price increase and so long as said Customer accepts that delivery date and issues an order consistent with the Company's Product lead times. Notwithstanding anything else contained in this Section, prices for Products or Spare Parts are subject to change immediately and without notice for correction of errors or Product structure changes. Distributor shall make payment in full within sixty (60) days of shipment.

         2.3 SPARE PARTS INVENTORY. Distributor shall maintain a level of Spare Parts inventory in each of Europe and Asia (as such terms are defined in Exhibit
B) as necessary to enable Distributor to carry out its distribution responsibilities and obligations under this

Agreement within those respective areas. Distributor is expected to manage inventory on a replenishment basis based upon the installed base of Products within each of Asia or Europe. Within forty-five (45) days of signing this Agreement, Distributor shall provide Company with a list (transmitted electronically via e-mail) of its inventory of Spare Parts for the Company's current product offerings in each of Europe and Asia (a separate list for each area)1. Within forty-five (45) days of receiving the report, Company shall provide Distributor with the Spare Parts which in Company's reasonable determination are necessary to maintain a replenishment level of Spare Parts inventory in each of Asia and Europe. This procedure shall not alter the method by which obsoleted parts are to be handled pursuant to the Company's Spare Parts policy. Thereafter, within five (5) business days after the end of each month, Distributor shall provide Company with a list (transmitted electronically via e-mail) of its inventory usage for the prior month (for each of Europe and Asia) and its inventory levels as of the end of the month. Company shall promptly provide those Spare Parts it deems necessary to replenish Distributor's inventory in each of Asia and Europe. Following the end of each calendar quarter commencing with the quarter ended August 31, 2000, Distributor agrees to adjust its inventory level in each area per recommendations of Company. In addition, Company will provide Distributor with Quarterly Obsolescence Reports. Any Spare Parts within Distributor's inventory on or after July 1, 2000 which are obsoleted on or after April 1, 2000 pursuant to such report may be returned for credit within thirty (30) days of the date of the applicable report, such credit to be applied to the cost of replacement parts or offset Distributor's liability to Company at ninety-five percent (95%) of their then current cost. Thereafter such items may not be returned or used in any FSI Product. In addition, any Spare Parts categorized as "use to deplete" items may not be returned for credit or replacement. Distributor acknowledges that it is expected to draw its inventory needs for each of Europe or Asia from the inventory maintained within each area. Upon reasonable advance notice, Distributor shall permit Company's representatives to enter its premises during normal business hours and at regular intervals to verify the inventory level of Products and to examine parts from which a credit or warranty claim is or had been made. Company's Spare Parts Policy is attached as Exhibit D.

         2.4 NO SUB-DISTRIBUTION. Distributor shall not appoint sub-distributors in the Territory or use third parties to carry out any of its responsibilities or obligations under this Agreement without FSI's prior written consent.

         2.5 DISTRIBUTION FUNCTIONS. Except for those Products, Territories, or Customers listed in Exhibit B, Part II and notwithstanding any other provisions contained herein, Distributor shall perform directly all ordering, handling, stocking, selling, shipping, installation, and all warranty, application, and engineering support necessary to distribute Products effectively throughout the Territory, shall adequately maintain agreed upon levels of Spare Parts inventory in good and marketable condition and promptly provide replacement parts to customers. Unless otherwise agreed in writing by Company, Distributor will not manufacture or distribute directly or indirectly in the Territory any equipment, products, control systems or systems which are similar to or competitive with the Products or their applications; provided, however, that Distributor may, with the written permission of Company, manufacture items integral to Company's equipment, products, control systems, or systems. In addition to those enumerated in this Agreement, Exhibit C, Part I sets forth Distributor's general responsibilities with respect to Product sales and service hereunder, which responsibilities may be revised in writing by Company from time to time to include new products.



--------
1 Inventory levels at Distributor for discontinued products of the Company shall be Distributor's sole responsibility.

         2.6 GLOBALIZATION. Although Distributor's sales responsibility is limited to the Territory, Distributor and Company recognize that customers within the Territory may have facilities or business relationships outside the Territory. Distributor agrees to actively support the Company's global sales and marketing efforts including sales to Distributor's customers outside of the Territory. Distributor acknowledges that support of this globalization effort is part of its obligations under this Agreement.

         2.7 APPLICATIONS/PROCESS SUPPORT. In addition to its responsibilities above, Distributor shall provide applications/process support in the Territory by:

             Providing trained field applications personnel in Asia and Europe to troubleshoot and define customer processes and supply reports and data to the Company with respect to such endeavors;

             Participating and facilitating user conferences with Customers and Company;

             Providing ongoing support directly or in cooperation with Company to Customers in the areas of applications development, system acceptance and qualification, troubleshooting, data collection and process refinement.

             To promote more effective communications, a more efficient sales process, and interaction between Company and Distributor, certain applications/process personnel within Distributor's organizational structure, in addition to their reporting relationship within Distributor, for human resources and logistics purposes among others, will also have reporting responsibilities to the individual or position designated by the President of SCD. Such Distributor positions include, but are not limited to among others, the Product Manager for Surface Conditioning products in Europe and the Asia Technical Director for FSI's Surface Conditioning Division, who are in each case to be devoted one hundred percent (100%) to supporting Surface Conditioning products. It is anticipated that the designated individual at the Company will have no less than quarterly performance review meetings with such individuals to discuss
(i) Equipment performance data; (ii) personnel training and certification; (iii) customer concerns or issues; and (iv) service improvement initiatives and Distributor shall assist him in scheduling and conducting such meetings. The designated individual at Company will also be provided the opportunity to review, comment, and edit any performance reviews and incentive programs of the individuals at Distributor reporting to both the Product Manager and the Asia Technical Director. In addition, such individual shall be provided the opportunity to assess the Product Manager and Asia Technical Director's performance and compensation and incentive packages.

         2.8 SALES AND MARKETING PERSONNEL. Distributor shall engage and maintain, at its sole expense, fully qualified and technically knowledgeable sales and marketing personnel to promote the sale and service of Equipment in the Territory as set forth in Distributor's Key Account Plan. Distributor's sales and marketing personnel shall participate with Company in developing product and marketing plans, in user groups and in Company programs relating to the marketing, sale and promotion of the Products. Distributor shall also participate in trade shows and exhibitions within and outside of the Territory to promote the sale of Equipment in the Territory, in some cases as part of Company's tradeshow booth. Distributor shall organize, at its expense, Product training seminars as may be reasonably necessary to promote effectively the sale of Products in the Territory. Distributor's use of non-qualified personnel to sell, market, or represent the Company in any way is prohibited.

         2.9 SERVICE PERSONNEL. Distributor's Service Personnel must have relevant technical background or experience. They must also meet any minimum standards set by Company prior to training for certification on Company's Products. The Distributor also will train its Service Personnel with respect to Company's Products and supply them with the proper tools and Distributor shall only permit level 3 certified service personnel to service and maintain Products. Distributor also agrees to maintain adequate service levels and to provide retraining and recertification of its personnel and the Company will provide assistance in establishing such levels. The Company will from time to time provide Distributor with guidelines as to the qualifications, certifications, and abilities of Distributor's service personnel and Distributor is expected to follow such guidelines. In the event that Company is required to provide installation support to Distributor due to the non-certification of Distributor's personnel, Distributor shall reimburse Company at Company's then current hourly labor rate for each hour of service (plus travel expenses) for such services.

             Distributor's field service directors responsible for Products in each of Europe and Asia (i.e., the European Service Manager for Surface Conditioning and the Director of Asia Customer Support (collectively the "Europe and Asia SCD Service Directors)), in addition to the reporting relationship within Distributor's organization for human resources and logistics purposes among others, shall report to Company's Service Operations Manager for the Surface Conditioning Division or such other individual designated by the President of SCD ("Service Operations Manager"). As such, the Service Operations Manager shall have input into the review and evaluation of the performance of the Europe and Asia SCD Service Directors. In addition, the Europe and Asia Service Directors shall participate in no less than quarterly performance review meetings with the Company's Service Operations Manager to discuss the following:
(i) Equipment performance data; (ii) personnel training and certification; (iii) customer concerns or issues; and (iv) service improvement initiatives. In addition, Company's Service Operations Manager shall cooperate with Distributor's senior management to do joint assessments of each of the Europe and Asia SCD Service Directors and discuss and agree upon such individuals strategic and tactical objectives and incentive programs. In addition, Company's Service Operations Manager shall have the opportunity to provide input to and participate in performance reviews of all of Distributor's service personnel for the Products.

         2.10 CONSIDERATION. The grant of distribution rights is the sole consideration provided by Company to Distributor for activities undertaken by Distributor pursuant to this Agreement. Distributor is not entitled to any compensation from Company for such activities, unless Company so agrees in writing. All travel and selling expenses associated with the sale and service of Products shall be the sole responsibility of Distributor.

         2.11 BUSINESS PLAN. On an annual basis commencing on or about July 31, 2000, Distributor shall submit to Company a list of its Key Accounts for the Products and the Tactical Plans associated with those Key Accounts for the Company's review and comment. Distributor and Company shall review and mutually agree to the Tactical Plan and list of Key Accounts. In addition, they shall, upon the written request of Company, meet on no less than a semi-annual basis to review and discuss the status of the Tactical Plans and any appropriate changes to be made to them.

              In addition, if requested to do so by Company, Distributor shall provide or cause to be provided:

              - Distributor's current price lists for the sale of Products to its customers in the Territory.

              - Distributor's merchandising plans and programs developed and utilized with copies of any promotional written materials that contain the Company name or logo.

              - Distributor's actual and planned sales volumes, itemized by Product and customer.

              - Any other information reasonably related to the selling and marketing of Products in the Territory.

         2.12 PERIODIC PERFORMANCE REVIEWS. During the term of this Agreement, Distributor shall provide Company with a self-assessment of Distributor's performance at a mutually agreed upon frequency (e.g., quarterly, four (4) month intervals) but no less than every six (6) months. Such written performance reviews shall include, but not be limited to, the identification of Products sold by the quantities and the selling prices or costs thereof, the names and locations of customers to whom such Products were sold in the Territory, the current and near term goals of Distributor, quarterly metric reports including inventory metrics, warranty claims, pricing leads, customer surveys, Product performance, cycle-time/problem resolution, installations, post-installation status reports, and any other information that Company may from time to time reasonably deem appropriate. If Distributor is not meeting its performance objectives, Company and Distributor will mutually develop and document a performance improvement plan.

         2.13 FINANCIAL DATA. Distributor shall promptly provide quarterly financial information reflecting Distributor's current financial condition and operating results to Company's Chief Financial Officer. Company shall keep such information confidential to the extent it is not in the public domain subject, however, to the Company's obligation to report its financial results.

         2.14 BOOKS AND RECORDS. Distributor shall keep accurate records and accounts of all transactions covered by this Agreement, such as sales by account, purchase orders, correspondence, and Product sales, and shall permit examination by Company or its representatives, at any time during normal business hours, of such accounts and transactions with customers. Company's right to examine such accounts and transactions shall cease one (1) year after the termination of this Agreement. Any requests for review made after termination will be limited to a specific issue which Company is investigating. Distributor shall keep, by Product and customer location, records of all systems installed including records relating to meantime between failure, service records, revision levels installed, maintenance records, spare parts records, warranty service, installation drawings, hookups, and acceptance criteria and shall provide copies of same to Company upon its request. In addition, Distributor shall keep records regarding the training and qualification of its Service Personnel.

         2.15 EXPORT SALES. Without the Company's prior written consent, Distributor shall not sell Products to customers within the Territory if Distributor knows or reasonably could determine that such Products are intended for sale or use outside the Territory. If Distributor acquires knowledge of the opportunity for such a sale, Distributor shall inform Company of such opportunity, including the identity of the prospective customer, and provide support consistent with the Company's globalization strategy.

         2.16 COMPETITION. Distributor shall promptly report unfair competitive acts by others and shall take such steps as are reasonably necessary to protect the Company's goodwill and reputation throughout the Territory; provided, however, that Distributor shall not have any authority to bring or defend any legal action in the name of the Company or its affiliates without the Company's prior written consent. In addition, if a Product covered by this Agreement includes OEM modules (e.g., an MHS System) Distributor shall not purchase such modules other than from Company without Company's express written consent.

         2.17 INDEMNIFICATION. Distributor shall indemnify, defend, and hold harmless the Company and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, judgments, losses, damages, costs, charges, attorney's fees, and other expenses of every nature and character by reason of Distributor's actions, inactions, performance, or business hereunder or that of its agents, employees, subcontractors or others acting on its behalf. Distributor further agrees that the provisions contained in this Section shall survive the termination or expiration of this Agreement and shall be liberally construed in favor of Company.

         2.18 LIMITATION OF PRODUCT WARRANTY: WARRANTY. COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN COMPANY'S THEN CURRENT PUBLISHED WARRANTY POLICIES AND PROCEDURES APPLICABLE TO A PARTICULAR PRODUCT OR SPARE PART. Distributor hereby accepts Company's then current published warranty with respect to Equipment and with respect to applications of a Product, and agrees that such warranty shall be extended and supported by the Distributor to Customers in the Territory. Distributor is responsible for any modifications to Company's standard warranty which are agreed to by Distributor with a customer and shall also provide written notice of any such modifications to Company. Distributor also agrees to provide support for and to promptly implement all of the Company's upgrade and corrective actions programs. Company reserves the right to change the terms and conditions of the referenced warranty at its sole option upon thirty (30) days written notice to Distributor and any and all such changes in and to the referenced warranty shall become effective upon expiration of the notice period. The parties hereto acknowledge and agree that Company's liability with respect to Equipment shall be limited to Company's referenced warranty, as may be changed or modified from time to time by Company, in its sole discretion.

         2.19 INSURANCE. During the term of this Agreement and for a period of two (2) years thereafter, Distributor agrees to maintain policies of insurance of the nature and amounts specified below and to provide evidence of the same upon the Company's request:

              - General commercial liability insurance of at least $2.0 Million.

              - Property damage insurance of at least $2.0 Million.

              - Excess or umbrella liability insurance of at least $3.0 Million

              - Other statutory insurance provisions required by the applicable laws of the Territory.

         2.20 INSTALLATION OBLIGATIONS. Distributor is primarily responsible for installation, commissioning, start up and acceptance, except as provided in
Section 4.9 with respect to the first two installations of a new product in each of Asia and Europe. Generally, Distributor's installation/service personnel are expected to be certified as to a Product within each of Europe and Asia prior to the third installation of such Product in Europe and Asia, respectively. If certified personnel are not available, the Company and Distributor agree that at the time of the acceptance of such order a determination will be made whether Company will perform the installation and reduce the discount to Distributor or if Company will bill Distributor on an hourly basis for support and service provided by Company. Distributor may use subcontractors to assist on an installation so long as they are insured, bonded and certified to service that Company Product. Distributor accepts full responsibility and liability for such subcontractors' work.

         2.21 NEW PRODUCT INTRODUCTION INSTALLATION OBLIGATIONS. With respect to a new product to which this Agreement applies now or in the future, Distributor will:

              - develop an internal plan to ensure it can support the product;

              - commit sales personnel to participate in product introduction programs and develop strategic and tactical sales and market plans;

              - provide qualified sales, application, and service personnel to be trained and/or certified with respect to the Product; and

              - assist in the development and installation of Company's
                marketing and strategic plans.

         2.22 METRICS. Distributor and Company shall agree upon Distributor's performance metrics during the term of this Agreement which are to be reflected in the performance reviews per Section 2.12, which metrics will include not only the Key Account and Tactical Plans referred to above, but also (i) price attainment and lead attainment goals and incentives; (ii) customer satisfaction surveys (similar to Company's own survey); (iii) inventory, service, and installation metrics in a form acceptable to Company; (iv) tool performance; and
(v) cycle time problem resolution.

         3.   OBLIGATION TO MAINTAIN INTEGRITY OF COMPANY TRADEMARKS,
                          SERVICE MARKS AND BRAND NAMES

         3.1 OWNERSHIP OF TRADEMARKS, PATENTS, AND COPYRIGHTS. Distributor acknowledges Company's exclusive right, title, and interest in and to any and all trademarks and trade names, whether or not registered, (hereinafter, such trademarks and trade names shall be collectively referred to as "Trademarks"), patents and patent applications ("Patents"), copyrights ("Copyrights") and trade secrets and know-how ("Know-How") which Company may have at any time created, adopted, used, registered, or been issued in the United States of America or in any other location, and Distributor agrees that it shall not do, or cause to be done, any acts or things contesting or in any way impairing or tending to impair any portion of Company's right, title, and interest in and to the Trademarks, Patents, Copyrights, trade secrets and Know-How.

         3.2 PROMINENCE OF TRADEMARKS. In advertising, promotions or in any other manner so as to identify Products, Distributor shall clearly indicate Company's ownership of the Trademarks, Patents, and Copyrights. Distributor further agrees that before distributing or publishing any sales literature, promotional or descriptive materials, Company shall have the right, upon request, to inspect, edit and approve such materials which describe or discuss Company's products. Distributor agrees to comply with any trademark usage guidelines that Company provides to it in writing.

         3.3 COMPLIANCE WITH LAWS. When referring to or using the Trademarks, Patents, and Copyrights, Distributor shall comply with any and all applicable laws and regulations within the Territory or the United States.

         3.4 NOTIFICATION OF VIOLATIONS. Distributor shall promptly notify Company, in writing, of any and all infringements, imitations, illegal use or misuse of the Trademarks, Patents, Copyrights, and/or Know-How of which the Distributor is aware. Distributor further agrees that it shall take action in connection with infringement of the Trademarks, Patents, Copyrights, and/or Know-How and otherwise attempt to prevent the infringement, imitation, illegal use or misuse of the Trademarks, Patents, Copyrights and/or Know-How only with Company's prior written consent.

         3.5 ASSISTANCE IN THE PROTECTION OF THE TRADEMARKS, PATENTS, AND COPYRIGHTS. Distributor agrees, except to the extent prohibited by applicable law, to render to Company any and all assistance reasonably requested of it by Company in connection with the protection and/or registration of Trademarks, Patents, and/or Copyrights, and to make promptly available to Company Distributor's personnel files and any other files or records, or any other information it possesses, or to which it has access, which may be of use to Company in connection with this Article 3.

         3.6 LIMITATION ON DISTRIBUTOR RIGHTS. Distributor agrees that at no time during the term of this Agreement, nor at any time after this Agreement's expiration or termination, shall Distributor adopt, register, or use in any manner whatsoever or permit the adoption, registration, or use without Company's prior written consent, any word, symbol, or combination thereof, which in any way imitates, resembles, or is similar to any Trademarks of Company, nor shall Distributor in any manner whatsoever infringe the rights of Company in any Patent or Copyright.

         3.7 LICENSE AGREEMENT. By executing this Agreement, Distributor hereby agrees to grant and does grant to Company an exclusive, worldwide, royalty-free license to make, have made, offer for sale, use, sell, import, duplicate, create derivative works, distribute, perform and to display all improvements, modifications or inventions (whether patentable or not) that Distributor has made in the past or makes to any Product or any process implemented or capable of being implemented on a Company Product during the period of this Agreement and for two (2) years thereafter. With respect to all such inventions, during the term of this Agreement, Distributor agrees to prosecute and be responsible for the costs associated with prosecuting such inventions. If following termination of this Agreement, Distributor intends to abandon prosecution of any inventions or the maintenance of a Patent related to the Products of the Company or processes related thereto, it shall provide the Company with at least sixty
(60) days advance notice and the right to prosecute or continue maintenance of such Patent at Company's cost.

             4. RESPONSIBILITIES AND OBLIGATIONS OF COMPANY

         4.1 CONSIDERATION OF ORDERS. Company shall give reasonable consideration to Distributor's orders for Products and shall make shipments of accepted orders promptly in accordance with Company's production schedule and subject to Product manufacturing lead times. If not rejected within seven (7) business days, all orders for Products shall be considered accepted. After acceptance, order cancellations by Distributor are subject to Company's cancellation policy; provided, however, the parties recognize that there are circumstances where it would be inequitable to impose such charges.

         4.2 SALE BY COMPANY. Company shall, subject to commercial availability, offer for sale to Distributor those Products listed on Exhibit A for resale to Customers within the Territory; provided, however, Company reserves the right (and this Agreement does not apply to) sales by Company of items or Equipment to a third party where the third party intends to integrate Company's item, Products or Equipment into such third party's product and sell such integrated product in the Territory or elsewhere. Company will not knowingly sell Products to customers within the Territory except as included within Company's responsibility pursuant to Exhibit B. Notwithstanding the preceding sentence, if Company reasonably determines that additional sales are desirable for the full development of the Products in the Territory, and Distributor has demonstrated that it is unable to develop fully the market for Products to Customers in the Territory, then Company may, without notice and without Distributor's consent, sell Product in the Territory so long as Company does not change the compensation structure of Distributor. Company further reserves the right, on a Product by Product basis, to sell or, in the Company's sole discretion, to establish a local presence through a joint venture, strategic alliance in specific countries or otherwise for any one or more of Company's Products and Company may unilaterally change, in a reasonable manner, the compensation structure to be commensurate with the change in each parties respective responsibilities in such area or for such Product upon twelve (12) months prior notice. The Company must obtain the consent of Distributor if it proposes a change in Distributor's compensation structure which is to be effective in less than twelve (12) months. The prices and terms fixed by Company for sales to Distributor hereunder are special prices and terms applicable only to the Company Products intended for ultimate resale in the Territory for which Distributor is responsible and in which Distributor is to employ all its marketing efforts.

         4.3 SHIPMENT OF PRODUCTS AND RETURNED MATERIALS. Unless otherwise determined by Company, Products shall be sold ExWorks Company's warehouse/distribution center and title and risk of loss shall pass to Distributor at the ExWorks point. Distributor to pay freight and customs penalties on all Spare Parts or other materials returned to Company pursuant to the Surface Conditioning Division's RMA policy, such items to be F.O.B. Company's warehouse distribution center.

         4.4 TECHNICAL AND SALES ASSISTANCE. Company will assist Distributor in promoting sales of Products within the Territory by:


             4.4.1 Providing periodic technical and sales seminars and programs relating to the sales and service of Products, in the United States for the training and certification of Distributor's personnel, and the relevant certification criteria for such personnel;

             4.4.2 Providing technical service and support, including the establishment of procedures for the installation, design and certified training process and the tools required for installation of Products;

             4.4.3 Providing technical service and promotional literature including any documentation and drawings of maintenance procedures and tool configurations;

             4.4.4 Making joint sales calls and conducting Product seminars in support of Distributor's sales efforts in the Territory;

             4.4.5 Providing the necessary personnel, guidance and support for the initial installation of a new Product in the Territory;

             4.4.6 Providing new Product introduction service obligations;

             4.4.7  Providing telephone support during normal business hours;

             4.4.8 Making Company service and applications personnel available for assistance at its then prevailing hourly rates, plus travel expenses;

             4.4.9 Providing Distributor with guidelines for staffing levels and the job descriptions and qualifications of such individuals;

             4.4.10 Providing copies to Distributor of process, technical, service and safety bulletins;

             4.4.11 Assisting Distributor in developing its Key Account and Tactical Plans; and

             4.4.12 Providing any other assistance that Company may deem appropriate to promote Product sales in the Territory.

             Each party shall be responsible for the expenses (including the cost of transportation, meals and lodging) incurred by its own employees with respect to subparagraphs 4.4.1, 4.4.2, 4.4.4, and 4.4.5 above. In addition to this Section 4.4, Exhibit C, Part II also describes in general the Company's overall responsibilities with respect to Equipment sales and service hereunder.

         4.5 STOCK OBSOLESCENCE. Consistent with the intent of Section 2.3, the Company shall issue a Quarterly Obsolescence Report which shall list by part number the obsolescence status/category and estimate the effective date for the Spare Parts status change. Categories of obsolescence are as follows:

             "Obsolete" means the part is obsoleted and may be returned for a credit within the time period specified in the Obsolescence Report; or

             "Use to Deplete" means the part is to be used until there is no more stock left.

             Company's order administration will provide instructions for return of the obsolete parts. Following the one time adjustment referred to above with respect to obsolescence reports, on and after July 1, 2000, Distributor will have thirty (30) days to remove obsolete items from its inventory and return them for a credit at ninety-five percent (95%) of current price. Items not returned within such time period shall remain Distributor's responsibility and may not be returned. Company reserves the right to reasonably reject any Spare Part which is not in the condition as originally delivered to Distributor or which does not meet Company's current design standards.

         4.6 NEW PRODUCT INTRODUCTION. Company, in consultation with Distributor, will develop comprehensive product introduction programs addressing the issues of: (i) documentation of procedures, processes, marketing and product specifications; (ii) installation, support and criteria; (iii) training, certification and transition responsibility; (iv) strategic location of demonstration units and trade show demonstrations; (v) process and process support requirements of Distributor; (vi) identification of strategic accounts;
(vii) beta site support criteria; (viii) Spare Parts issues; and (ix) recommended Spare Parts.

         4.7 NEWLY ACQUIRED PRODUCTS. If Company acquires or otherwise merges with an existing company with a direct sales presence in Distributor's territory, the Company retains the right to operate those sales and services offices and to use them to support the acquired company's products in those areas without compensation to Distributor notwithstanding any other provision of this Agreement.

         4.8 NEW PRODUCT INSTALLATION. For the first two installations of a new product in each of Asia and Europe, Company will provide service and applications personnel to assist with and support Distributor, generally until product acceptance.

         4.9 PRODUCT PERFORMANCE. Company is responsible for designing and delivering Products capable of achieving published specifications. Company and Distributor will follow an escalation policy (currently ISO Doc. No. SCD-1905) to address any performance issues relating to the Product's specifications. If the escalation policy fails to resolve the issue, upon mutual agreement, such failure may result in additional charges to Company.

                          5.0      TERMS AND TERMINATION

         5.1 TERMINATION: RENEWAL. This Agreement shall take effect as of the Effective Date and continue until terminated. The Company or Distributor may terminate this Agreement on or after November 19, 2001 by giving twelve (12) months prior written notice. Neither party shall be entitled to any compensation, indemnity, damages, or other payment in the event of termination in accordance herewith. Each party hereby waives the application of any law providing for such payment or restricting termination as provided herein.


             Notwithstanding anything contained above in this Section 5.1, this Agreement may be terminated at any time by either party with one (1) year notice to the other party upon the happening of any of the following events: (i) sale of all or substantially all of the Company, or of Distributor, or of the Surface Conditioning Division of the Company; (ii) an acquisition involving more than fifty percent (50%) of the assets of Company or Distributor; (iii) a merger or consolidation involving Distributor or Company in which forty percent (40%) or more of the new entity is owned by persons other than the respective shareholders of Company or Distributor (as the case may be) immediately preceding the effective date of the merger; or (iv) the sale of the Surface Conditioning Division of the Company.

         5.2 ORDERS. Orders for Products accepted by Company as of the date of termination of this Agreement which have not been delivered as of such date shall be processed under the terms of this Agreement, subject to Distributor's ability to provide adequate assurance of payment to Company for such Products. Upon termination, if requested by Company, Distributor shall assemble and deliver to Company all records pertaining to past, current, and pending orders for Products. Termination of this Agreement shall not affect accrued rights of Company which by their nature are intended to survive termination. In all events, such terminated Distributor shall work towards a transition plan to address customer support, warranty, and spare parts.

         5.3 DEFAULT: FAILURE TO CURE. This Agreement also may be terminated by Company with one hundred-eighty (180) days written notice if Distributor defaults in performance of any of its obligations under Article I, Sections 1.1 or 1.2, Articles 2, 3 or Article 6, Sections 6.1, 6.2, 6.4, 6.6 or 6.8 of this Agreement if Distributor was first given prior written notice of the default, an opportunity to cure such default and informed at the time of the notice of default that failure to cure could result in termination.

         5.4 DEFAULT: INSOLVENCY. Notwithstanding any other provision of this Agreement, if Distributor is the subject of any judicial or non-judicial bankruptcy or insolvency proceeding, or becomes insolvent, or if a receiver, liquidator or administrator of the Distributor's property or any part thereof is appointed by a court of competent authority, or if Distributor shall make an assignment for the benefit of creditors, Company may terminate this Agreement by giving written notice to the Distributor, its legal representative or assigns, as the case may be. Any termination, whether for default or otherwise, shall not relieve Distributor from liability for amounts owed to Company.

         5.5 WAIVER: REPURCHASE OF INVENTORY. Distributor hereby waives any right or claim to damages or compensation resulting from Company's decision not to extend this Agreement. If this Agreement is terminated or expires, Company may, at its option, repurchase inventory from Distributor in accordance with the Company's then current Spare Parts Policy. Notwithstanding the provisions of the Company's then current Spare Parts Policy, if Company has given notice of a termination other than for breach of the Agreement by Distributor, it shall repurchase those spare parts in Distributor's inventory at the date of termination, which were purchased within one (1) year of the termination, at Distributor's cost and will purchase at its depreciated value any demonstration equipment of Products from Distributor. In addition, Company shall become responsible for service, warranty and other obligations of Distributor with respect to Company's Products following the effective date of the termination and Distributor agrees to assign its obligations to Company subject to mutual agreement by the parties as to an appropriate amount of compensation to be paid to Company to assume Distributor's obligations with its customers for Company Products. Company reserves the right to reasonably reject any Spare Part which is not in the condition as originally delivered to Distributor or which does not meet Company's current design standards.

         5.6 TERMS APPLYING AFTER TERMINATION. If this Agreement is terminated or expires, the terms of this Agreement shall continue to apply to the Products then owned, possessed or controlled by Distributor. Termination of this Agreement will not release either party from any obligation accrued prior to the effective date of termination.

                          6.0       MISCELLANEOUS

         6.1 CONFIDENTIAL DATA AND INFORMATION. Distributor acknowledges that it is to receive confidential information as defined below pursuant to Distributor relationship with Company. Distributor shall limit its disclosure to only those of its employees having a need to know such information and shall protect all disclosed Confidential Information by using at least the same degree of care that it uses to protect its own confidential information of a like nature but in no event less than a reasonable degree of care, to prevent:

             - the unauthorized use or dissemination to any employee or independent contractor of Distributor without a need to know;

             - communication with any other third party; or

             - copying or publication of the Company Confidential Information.

             In addition, Distributor shall neither use nor disclose to any third parties any confidential information concerning the business, affairs, or Products of Company which Distributor may acquire during the course of its activities under this Agreement (or any prior agreements between Company and Distributor). If Distributor wishes to make such disclosures to prospective or actual customers, it must first obtain Company's written consent and all such disclosures must be subject to a confidentiality agreement in a form acceptable to Company. As used herein confidential information of Company shall include, but not be limited to, any confidential or proprietary information or compilation of information acquired by or disclosed to Distributor which relates to the business, products, markets or research or planning activities of Company, which is disclosed in writing and designated by Company as "Confidential" or "Proprietary" or disclosed orally and identified as confidential or proprietary at the time of disclosure or within twenty (20) days thereafter. Company Confidential Information also includes inventions made, strategies, forecasts, research and development plans of Company, Company customer lists, supplier lists, and information about Company's computer systems and networks. Distributor shall take any and all necessary precautions to prevent unauthorized disclosures by its employees including, but not limited to, agreements with items employees and others working on its behalf that require such individuals to keep all Company Confidential Information confidential and assigning to Distributor all inventions conceived or reduced to practice in performing services on behalf of Distributor. Employees of Distributor exposed to Company Confidential Information on a regular basis or of a highly sensitive nature will, at Company's request, be expected to sign the form of Agreement attached as Exhibit E and Distributor shall assist Company in obtaining such agreements, subject to any limitations imposed by law in the applicable country. Distributor and Company agree to protect the confidential information of third parties that is exchanged between them in writing, using reasonable care, but in no event less than the same degree of care it uses to protect its own confidential information.

         6.2 FINANCIAL CONDITION. If Distributor defaults in any financial obligation hereunder, or if its financial condition is inadequate in Company's opinion to justify extension of credit or further shipments of Products, then Company may cancel any outstanding order for Products or delay any shipment of Products to Distributor, unless adequate assurance of payment is provided. Company may require execution of a security agreement or an irrevocable letter of credit by Distributor at any time as a condition of sale of Products to Distributor hereunder.

         6.3 AFFILIATES OF COMPANY. Company reserves the right, upon written notice to Distributor to assign to any company affiliated with Company (herein called "Company Affiliate") responsibility for filling orders for Company Products or Spare Parts from Distributor. Distributor agrees to place orders with such Company Affiliate, and make payment as above in accordance with such notice. Sales made by such Company Affiliate pursuant to this Section shall be deemed to be sales of Company Products or Spare Parts made to Distributor hereunder.

         6.4 MAINTENANCE OF RECORDS. Distributor shall keep accurate accounts and records of all transactions covered by this Agreement, and shall permit Company or its agents at any time during normal business hours to examine such accounts and records. Company's right to examine such accounts and records shall cease one (1) year after the termination of this Agreement.

         6.5 IRREPARABLE HARM. Any breach by Distributor under Sections 2.5 or 2.16, Article 3 or Sections 6.1, 6.21 or 6.22 hereof shall be deemed to have caused irreparable injury to Company which is not compensable by an adequate remedy at law. In such event, Company shall be entitled, in addition to any other remedy permitted by law, to injunctive relief in respect to such breach, plus an award of all costs and actual attorney's fees, incurred in enforcing the same.

         6.6 COMPLIANCE WITH GOVERNMENT REGULATIONS. In the event any law or regulation is enacted in a country which is part of the Territory, which law or regulation commercially frustrates Company's purpose in entering into this Agreement or its ability to perform hereunder, Company shall have the right, in its sole discretion, upon sixty (60) days notice, notwithstanding any other provisions of this Agreement, to immediately terminate this Agreement as to the affected Territory or to modify unilaterally that portion of the Agreement which has been so affected.

         6.7 FORCE MAJEURE. Each party shall be excused from its obligation to order or deliver Products under this Agreement in the event of national emergency, war, acts of God, prohibitive government regulations or other causes beyond the reasonable control of such party if such event renders performance of this Agreement impossible. If the event renders performance impossible for a period exceeding sixty (60) days, either party may terminate this Agreement immediately by giving the other party written notice of its intention to do so and Distributor shall immediately pay all sums owed to Company.

         6.8 NON-ASSIGNABILITY BY DISTRIBUTOR. This Agreement may not be assigned by Distributor, nor may any duty of obligation hereunder be delegated to any party without the prior written consent of Company. Any permitted assignee shall enter into a new distributorship agreement with Company upon request.

         6.9 NOTICE. All notices required to be given hereunder shall be deemed to have been effectively given only when delivered personally to an officer of the applicable party, or when first sent by facsimile transmission and confirmed by registered mail, addressed to the applicable party at its address set forth below, or at such other address as such party may hereafter designate as the appropriate address for the receipt of such notice:


To the Company at:         FSI International, Inc.                With a copy to:  Luke R. Komarek
                           Attention:  Dale A. Courtney           General Counsel
                           322 Lake Hazeltine Drive               322 Lake Hazeltine Drive
                           Chaska, MN 55318                       Chaska, MN 55318
                           U.S.A.                                 U.S.A.

To the Distributor at:     Metron Technology B.V.                 With a copy to:  Metron Technology Ltd.
                           Attention:  Ed Segal                   Attention:  Chris Levett-Prinsep
                           1350 Old Bayshore Highway              6 & 7 Grafton Way
                           Suite 360                              Bassingstoke, Hampshire
                           Burlingame, CA 94010                   England RG22 6HY
                           U.S.A.


         6.10 CONSTRUCTION OF AGREEMENT. This instrument and the attached Exhibits constitutes the entire Agreement of the parties with respect to the subject matter thereof and shall be construed in accordance with the laws of the State of Minnesota without regard to choice of law doctrines or conflict of law principles. The United Nations Convention on Contracts for the International Sale of Goods will not be applicable to this Agreement or the transactions contemplated hereunder. For purposes of resolving any issue pertaining to conflict of laws, this Agreement shall be deemed to be fully and solely executed, performed, and observed in the State of Minnesota. The parties consent to personal jurisdiction in the State of Minnesota and to accept service of process with respect to any action or proceeding brought in any court as provided in the following sentence. Distributor and Company agree that any action brought by either party shall be filed only in the United States District Court for the District of Minnesota.

         6.11 COMPLIANCE WITH LAWS AND REGULATIONS. Distributor shall comply with all applicable laws and regulations during the course of performance of this Agreement and in related activities. Should registration of this Agreement with governmental authorities be required under the local laws of the Territory, Distributor shall comply with such registration requirements and provide proof of such compliance with Company. Distributor shall not, directly or indirectly, engage in any acts which would constitute a violation of United States laws and regulations, including but not limited to laws and regulations governing exports of products or technology, the Foreign Corrupt Practices Act and the Anti-Boycott Act.

         6.12 EXECUTION. This Agreement shall be executed in duplicate but shall not be binding upon Company until a copy, signed by the Distributor, is executed by Company.

         6.13 ALTERNATIVE DISPUTE RESOLUTION. The parties shall first resolve any dispute arising out of or relating to this Agreement in accordance with the procedures specified below.

              6.13.1 The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than persons with direct responsibilities for administration of this contract. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of such party's position and a summary of arguments supporting the position, and (ii) the name and title of the executive who will represent the party and any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

              6.13.2 If the matter has not been resolved within sixty (60) days of the disputing party's notice, or if the parties fail to meet within thirty
(30) days of such notice, either party may initiate mediation of the controversy or claims as provided below in Section 6.13.3.

              6.13.3 If the dispute has not been resolved by negotiation as provided above, the parties shall endeavor to settle the dispute by mediation through JAMS/Endispute under its then current Rules at either Chaska, Minnesota or the San Francisco, California Bay Area. The neutral third party mediator will be selected from the JAMS/Endispute Panels of Neutrals, with the assistance of JAMS/Endispute, unless the parties agree otherwise.

              6.13.4 All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

              6.13.5 If the parties fail to resolve the dispute through mediation within forty-five (45) days of the request for mediation, then either party may pursue its remedies in Federal District Court of Minnesota.

              6.13.6 Notwithstanding the above provisions of this Section 6.13, the parties shall not be required to attempt to negotiate or mediate the dispute if it relates to a breach of the provisions of Sections 2.5, 2.16, 2.17, 2.18, 5.1, 5.3, 6.1, 6.21, 6.22 or Article 3 or to Distributor's financial obligations.

         6.14 GOVERNING LANGUAGE. The governing language of this Agreement shall be English.


         6.15 WAIVER OF BREACH. The failure of either party to require the performance of any term of this Agreement or the waiver by either party of the breach of any term of this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

         6.16 BENEFIT. This Agreement shall be binding upon the legal representatives, successors, and assigns of Company and Distributor.


         6.17 NO OTHER AGREEMENTS. Except as expressly contemplated in this Agreement, there are no other agreements, oral or written, between the parties effecting this Agreement or relating in any way to the selling or servicing of Products. This Agreement supersedes all previous negotiations and agreements between the parties.

         6.18 AMENDMENTS. No change or addition to any portion of this Agreement shall be valid or binding upon either party unless mutually agreed to in writing.

         6.19 SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity of the remainder of this Agreement.

         6.20 SOLICITATION OF EMPLOYEES. Company and Distributor agree that during the term of the Agreement and for a period of six (6) months thereafter it, nor its successor company, will not directly or indirectly solicit the other party's employees or alternatively will agree upon an appropriate amount of compensation for each individual solicited and hired by it.

         6.21 COMPETING PRINCIPAL. If an existing principal of Distributor becomes a competitor of the Company, Distributor must choose within sixty (60) days thereafter which principal's competing product it intends to present and shall terminate its representation of the other principal for product in the geographic area where it has been or is authorized to represent both products as soon as possible but no later than six (6) months from the date of its election. In the event Distributor elects to continue representing a principal whose product or products competes with a Company Product then, notwithstanding anything herein to the contrary, Company may terminate this Agreement upon ninety (90) days written notice. Further, to reduce the likelihood of such conflicts, Distributor will provide a quarterly report to Company of principals of whom it is negotiating and the Company must indicate whether or not it objects to proposed principal and, if so, the basis for its objection shall be provided to Distributor.

              RESALE OF EQUIPMENT. Distributor agrees only to restore and/or resell used Company Equipment pursuant to a Statement of Work to be mutually agreed upon by Distributor and Company.

         6.22 SIGNATURES. This Agreement may be executed in counterparts and facsimile signatures are considered originals.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.




Metron Technology B.V.                     FSI International, Inc.

By:    /s/ Ed Segal                        By:  /s/ Dale A. Courtney
       ----------------------------             --------------------------------
       Ed Segal                                 Dale A. Courtney

Its:   Managing Director                   Its: President
                                                Surface Conditioning Division

By:    /s/ Chris Levett-Prinsep
       ----------------------------
       Chris Levett-Prinsep

Its:   Managing Director